Agreement of Mutual Releases and Waivers
with respect to the
Share Purchase Agreement
between Biophan Inc.– aMRIs GmbH (now Biophan Europe) and others of February 24, 2005 (the “Share Purchase Agreement”).

This is an Agreement of Mutual Releases and Waivers, dated _________________, 2009, among Biophan Europe, GmbH (“Biophan Europe”), formerly known as aMRIs GmbH, having a mailing address of Niederseelbacherstrasse 66, 66527 Niedernhausen, Biophan Technologies, Inc. (“Biophan Inc.”), having a mailing address of 15 Schoen Place, 14534 Pittsford, NY, USA, Tomovation GmbH (“Tomovation”), having a mailing address of Behringhauser Str. 31, 44575 Castrop-Rauxel, and Prof. Dr. Andreas Melzer (“Melzer”), having a mailing address of Niederseelbacherstrasse 66, 66527 Niedernhausen. Biophan Inc., Biophan Europe, Tomovation and Melzer are collectively called the “Parties” and each may be referred to as a “Party.”

Background. The Parties entered into the Share Purchase Agreement and the Capital Pledge Agreement on February 24, 2005. Under the Capital Pledge Agreement, Biophan Inc. pledged certain Biophan Europe shares as collateral for its performance of certain capitalization obligations under Sections 1.4(a) and (b) of the Share Purchase agreement. The Parties are restructuring the relationship between Biophan Inc. and Biophan Europe. In consideration of the Parties’ entry into and performance of the Settlement Agreement between Biophan Inc., Biophan Europe GmbH, Tomovation and Andreas Melzer, the Settlement Agreement between Biophan Inc., aMRIs Patente Verwaltungs GmbH & Co. KG, AMRIS Patente GmbH (AMRIS) Tomovation and Michael Friebe  and the Addendum No. 2 to and Ratification of the AMP-Biophan License Agreement on this date (together, the “Settlement Agreements”), the Parties are willing to release certain claims and causes of action and waive certain rights under the Share Purchase Agreement and to terminate the Capital Pledge Agreement.

Now, therefore, in consideration of the premises and intending to be legally bound, the Parties acknowledge and agree as follows:

1.
Subject to the fulfillment of all obligations due by Tomovation under the Settlement Agreements and the transfers of shares and participation interests stipulated therein due by Tomovation, Biophan Inc. and Biophan Europe each releases all claims, demands and causes of action under or related to the Share Purchase Agreement that it does or may have or may have had at any time in the past, present or future, whether known or unknown, vested or conditional, against Tomovation or any of its officers, directors, shareholders or employees

2.
Subject to the fulfillment of all obligations by Biophan Inc. due to Tomovation under the Settlement Agreement, Tomovation releases all claims, demands and causes of action under or related to the Share Purchase Agreement that it does or may have or may have had at any time in the past, present or future, whether known or unknown, vested or conditional, against Biophan Inc. or Biophan Europe or any of their officers, directors, shareholders or employees.

3.
Subject to the fulfillment of the payment obligations due by Biophan Inc. to Biophan Europe under the Settlement Agreements, Biophan Inc. and Biophan Europe each releases all claims, demands and causes of action under or related to the Share Purchase Agreement that it does or may have or may have had at any time in the past, present or future, whether known or unknown, vested or conditional, against the other or any of its officers, directors, shareholders or employees.

4.
Subject to the transfers of shares and participation interests stipulated in the Settlement Agreements due by Biophan Inc. to Andreas Melzer, Biophan Inc. and Andreas Melzer each releases all claims, demands and causes of action under or related to the Share Purchase Agreement that it does or may have or may have had at any time, whether known or unknown, vested or conditional, against the other or any of its officers, directors, shareholders or employees.

5.
The Parties agree that, with the fulfillment of Biophan Inc.´s obligations under the Settlement Agreements, Biophan Inc. has performed all of its obligations under Section 1.4 of the Share Purchase Agreement and:

a.	all shares pledged under the Capital Pledge Agreement are and shall be released to Biophan Inc. and that each of them will take all necessary steps to deliver the shares to Biophan Inc.;
b.	Biophan Inc. has no further obligations with respect to Section 1.4 of the Share Purchase Agreement.

6.	This Agreement and the rights and obligations of the Parties hereunder shall be governed by New York law, without regard to conflict of laws principles.

7.
Each of the Parties consents to the jurisdiction of the Federal courts in New York to hear any dispute under or related to this Agreement. Each of the Parties hereby designates the address set forth above as its address for purposes of service of process.

8.	This Agreement shall be binding on the Parties and their respective successors, assigns and personal representatives.

9.
This Agreement, the Share Purchase Agreement, the Capital Pledge Agreement and the Settlement Agreements constitute the entire agreement among the Parties related to the Share Purchase Agreement and there are no other agreements related to the Share Purchase Agreement written or oral, express or implied.

In witness whereof, the Parties have executed this Agreement of Mutual Release and Waiver by their duly authorized representatives.

Tomovation GmbH

By: /s/ Michael Friebe
Name: Dr. Michael Friebe
Title: Chief Executive Officer

Biophan Technologies, Inc.

By: /s/ John Lanzafame
Name: John Lanzafame
Title: Chief Executive Officer

Biophan Europe GmbH.

By: /s/ Andreas Melzer
Name: Prof. Dr. Andreas Melzer
Title: Chief Executive Officer

Prof. Dr. Andreas Melzer

/s/ Andreas Melzer

Prof. Dr. Andreas Melzer